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                                                                      EXHIBIT 99


                                                         PR NEWSWIRE INVESTORFAX


  JP Foodservice, Inc. and Valley Food Distributors of Nevada Announce Closing

         COLUMBIA, Md., Aug. 30 /PRNewswire/ -- JP Foodservice, Inc. ("JP") (Nasdaq: JPFS) and Valley Food Distributors of Nevada ("Valley") today announced that they have closed on their previously announced acquisition of Valley by JP. On May 17, 1996, the parties announced that they had entered into a definitive acquisition agreement. With sales of approximately $122 million over the twelve months ended January 31, 1996, Valley is the largest privately-held institutional foodservice distributor serving the burgeoning Las Vegas, Nevada market and is one of the fastest growing foodservice distributors in the United States. Valley's average revenue growth rate over the past three years has been excess of 19%.

         In commenting on the acquisition, Jim Miller, Chairman, President and Chief Executive Officer, said, "I am pleased to welcome Valley's employees and customers into the ever-growing family of JP Foodservice, Inc. This transaction will allow both JP and Valley shareholders to benefit from the combination of two of the fastest growing companies in the foodservice industry. The acquisition extends JP's reach into one of the most rapidly expanding foodservice markets in the country and establishes a solid base for JP's future growth in the western half of the United States. We are very optimistic about Valley's prospects as it has recently been awarded several prime vendor contracts with major hotels and casinos, and has just completed a major expansion of its state-of-the-art distribution facility, providing Valley with substantial capacity for further growth."

         In commenting on the acquisition, Phil Zobrist, Valley's President and Chief Executive Officer, said, "On behalf of Valleys's management team and all of its employees, we welcome the opportunity to join forces with one of the most dynamic and innovative companies in the foodservice industry. JP's financial strength and business resources, including its rapidly growing line of signature brands and its extensive chain account and vendor relationships, will allow Valley to vigorously pursue market share growth and maintain its position as the foodservice distributor of choice in the Las Vegas market."

         As part of the acquisition, Valley Industries, Inc., Valley's parent company, was merged into a wholly-owned subsidiary of JP, and the Valley Industries shares were exchanged for JP common stock. As part of this transaction, JP also acquired operating assets from an affiliated entity of Valley in exchange for JP common stock.

         JP is a leading distributor of food and related products to restaurants and other institutional foodservice establishments in the Mid-Atlantic, Midwestern and Northeastern regions of the United States. JP markets and distributes approximately 28,000 national, private label and signature brand items to over 23,000 foodservice customers, including restaurants, hotels, healthcare facilities, cafeterias and schools and employs over 2,500 foodservice professionals. JP's diverse customer base encompasses both independent and chain businesses, including Perkins Family Restaurants, Subway, Compass Group and Ruby Tuesday.

SOURCE   JP Foodservice, Inc.
    -0-                               08/30/96
    /CONTACT: Lewis Hay III, chief financial officer of JP Foodservice, 410-312-7100/
    (JPFS)